KetoNatural Pet Foods - Ketona and the House of Carbs.mp4 (2m 30s)

[0:00:00] Speaker 1: Over the last 10 years, millions of people have switched to low carbohydrate ketogenic diets in order to get lean, stay healthy and live their best lives. But what about our dogs? Even more than for their human companions the evidence is clear that dogs live their best lives when they eat as few carbohydrates as possible. Their ancestors ate precisely zero carbohydrates for more than 99% of their evolutionary history. Carbs aren't considered essential nutrients in an optimal canine diet. And peer-reviewed studies show that calorie for calorie carbs are more fattening than other nutrients for dogs too. Unfortunately, in this day and age, minimizing a dog's carbohydrate consumption just isn't that easy. Raw food diets are low carb if you've got the time and the money. And leading dry kibble brands are convenient and reasonably priced, but they're stuffed full of cheap, fattening carbohydrate ingredients, like corn, rice, wheat and potatoes. So what's a health-conscious pet owner to do? The answer is simple, Ketona. Ketona, by KetoNatural Pet Foods, is a first of its kind dry food for dogs. With a carbohydrate content of a raw diet, but the cost and convenience of a kibble, created by Daniel Schulof, author of the Definitive Guide to the Science of Low Carbohydrate Canine Nutrition. Our delicious, wholesome recipes are made entirely in the USA, using meat ingredients sourced exclusively from regional producers. And for most importantly, Ketona contains less than 10% carbohydrate, that's only a small fraction of most leading kibble brands, even so called grain-free ones. In fact, an analysis of the carbohydrate content of the 12 most popular grain-free dry dog foods on the market today, including brands such as Orijen, Natural Balance, Blue Buffalo and Taste of the Wild, shows that on average, they contain more than 300% as much carbohydrate as Ketona. So what does that mean for your dog? Well, for a 50-pound dog, switching from a leading grain-free kibble to Ketona is like removing more than two-thirds of the carbohydrates from her diet every year, that's the equivalent of more than 400 potatoes. And best of all, your dog will love it, guaranteed. So for a delicious wholesome pet food with a carbohydrate content of a raw diet, but the cost and convenience of a kibble try Ketona by KetoNatural Pet Foods. The modern pet food industry is nothing more than a house of carbs. At KetoNatural we're committed to tearing it down.

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[0:02:27]KetoNatural Pet Foods -- Our Story.mp4 (6m 24s)

[0:00:01] Daniel Schulof: I guess, there were really two motivations behind us founding the company. One was the outrage that we all felt about the current state of the pet food industry. The other, for me, was just this selfish desire that I had to keep my dog around for as long as possible. My name's Daniel Schulof, I'm the founder of KetoNatural Pet Foods and this is our story. My dog's name is Cody, he's a Rottweiler, which means he's a maniac. I can accept his faults, he's my best friend, he's my boy, and I just can't really help it, I love him. Pet ownership is amazing, but it's tough. You develop these close emotional bonds to these animals you know are going to be gone in just a few years. It's a tragedy really, it's really sad when you stop and think about it. I guess, I was just motivated to delay the tragedy as long as I could. I wanted my dog to live the longest life that his genes would allow. I've always been a skeptic, I've always been a scientifically minded person, but when I looked at the pet care industry it immediately became clear that something really wasn't adding up. We all love our dogs, people have never in the history of the world spent much money as they spend now on veterinary care. Nevertheless, chronic preventable diseases are afflicting our pets at epidemic levels. More than one out of every three dogs in America today will get cancer. More than half of the dogs in America today are overweight, or obese. Being overweight is worse for a dog than a lifetime of smoking is for a person. Osteoarthritis, diabetes, the list goes on. It is not normal for a species suffer from chronic disease epidemics at these kind of levels, it's just not something you ever see. The more I talked to veterinarians about it, the more I tried to understand what was going on, the more it became clear to me there was something seriously, seriously wrong in how we were all thinking about the science of pet food. It became such a big deal to me that I decided to write a book about it. I abandoned my career, I literally quit my job, and I spent four years travelling around the country interviewing scientists, reading journals, basically just trying to understand one issue, what were we all getting wrong? I mean vets and laypeople alike, what were we getting wrong about the science of pet food? It's a serious book, and it covers a lot ground, but what it reveals probably more than anything is that there's a gaping hole in how the veterinary community, and the pet owning public more generally understands one issue: the healthfulness to dogs and cats of dietary carbohydrates. Over the past 15 years our understanding of what carbohydrates do to the human body has basically been turned on its head. We all used be told to eat heart healthy whole-grains, well no more, and it's because books by folks like Gary Taubes, and William Davis, and David Ludwig, and Tim Noakes have shone a spotlight on all the dangerous things that carbs do to our bodies, and today it seems like new peer-reviewed studies confirming their ideas are coming out, basically, everyday. You'd think the case against carbs would be even stronger when it comes to our dogs. For one, their genetic ancestors didn't eat any carbohydrate whatsoever for more than 99.9% of their genetic evolution, and I know this for a fact, I literally lived with the biologists from Yellowstone Wolf Project while I was working on my book. Moreover, unlike fats, and unlike proteins carbohydrates aren't considered essential nutrients for our dogs either. Maybe most importantly of all, I discovered in the course of my research that there's a significant body of evidence that says that carbohydrates do some pretty nasty things to a dog's body too. For one, they change their metabolism that cause them to burn more blood glucose and less stored body fat for energy. For another, they raise their insulin levels, and calorie for calorie carbs are more fattening for dog than other nutrients too. Unfortunately, the modern world isn't all that easy a place to live if you're trying to minimize your dog's carbohydrate intake. Essentially all leading kibble brands are stuffed with carbs, and that includes the grain free brands, the high-protein brands, the limited ingredient diets, basically all of them. Some do a better job of hiding it than others, but the reality, it's sad but true, is that if you're feeding your dog a leading kibble brand today you're stuffing it with carbs, you're feeling it far more carbohydrate than its ancestors ever ate. On the other hand, you can feed your dog a raw diet, and they're very low in carbohydrate content, which is great, unfortunately they're phenomenally expensive. If you've got a large dog like a Rottweiler, or God forbid more than one they're basically a nonstarter for most of us. We saw the situation and we thought the world's just crying out for a food that has the carbohydrate content of a raw food diet, but the cost and convenience of a kibble., so we decided that we're going to make one. At this point, I had just spent four years of my life writing amounts to the most rigorous book ever written about pet food in America. As a result, I've got relationships with some of the smartest, and most creative people in this business, so we put together our team veterinarians, formulators, chefs, suppliers, and we got to work. Long story short, six months later I was feeding my own dogs Ketona. Ketona's a truly first of its kind product. It's a reasonably priced, convenient kibble, but it's got a carbohydrate content that's actually lower than many commercial raw food diets. The feedback from our early adopters has been fantastic. Dogs love the taste, and you really can see the changes right away. Improvements to body composition, steadier energy levels, there are no more hyperactive energy spikes and then crashes later, shinier coat. There are even improvements to stool quality, if you care to look. It really is truly different than everything else on the market today. It feels pretty good knowing that we're disrupting what's gotten to be a pretty rotten industry, but it's not just disruption for disruption's sake. We really are trying to make a substantive impact on the health of America's pets. At KetoNatural, we know that we're truly different, but we also think that we're truly better, and we hope that you, and your dogs will consider joining us. [0:06:17]